EX-FILING FEES

Calculation of Filing Fee Tables

Form 424B5
(Form Type)

Realty Income Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.625% Notes due 2032	457(r)	$750,000,000	99.8790%	$749,092,500.00	0.0001102	$82,550.00
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$749,092,500.00		$82,550.00
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$82,550.00

1